Number                                                        Shares






                WALLSTREET RACING STABLES, INC.

      INCORPORATED UNDER THE LAWS OF THE STATE OF COLORADO


     THIS CERTIFIES THAT _________________ is the owner of ___________ fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

     IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated ________________


_____________________________           _____________________________
                   Secretary                               President


     Should the racing commission of any state or jurisdiction determine that a holder or beneficial owners of the Corporation's equity securities is required to be licensed and such person or entity shall fail or refuse to become licensed within 60 days of such determination, or should the Board of Directors of the Corporation conclude for just cause that the status of any person or entity as a stockholder of the Corporation jeopardizes its license or application for license, the Corporation shall have the right and option to acquire such person's shares of the Corporation at a price equal to the following amount:

     i. In the event the Corporation's stock is listed in Nasdaq at the time of election, the purchase price shall be equal to the mean between the closing bid and asked prices for the stock on the date immediately preceding the date notification is received by such stockholder of the Corporation's option to acquire his capital stock;

     ii. In the event the Corporation's stock is listed in any other recognized medium, such as the OTC BULLETIN BOARD or "pink sheets" maintained by the member of the NASD, the purchase price shall be equal to the last sales price for the Company's stock on the date immediately preceding receipt of the notice by the stockholder.

     iii. In the event no recognized medium for quotation or trading exists for the stock, the purchase price shall be equal to the purchase price paid by the investor, as evidenced by reasonably acceptable evidence including canceled checks, wire transfer or evidence other than consideration paid.